Exhibit 99.1

ACADIA REALTY TRUST REPORTS FIRST QUARTER 2016 OPERATING RESULTS

RYE, NY (April 26, 2016) - Acadia Realty Trust (NYSE:AKR) (“Acadia” or the “Company”) today reported operating results for the quarter ended March 31, 2016. All per share amounts, below, are on a fully-diluted basis.

Acadia operates dual platforms, comprised of a high-quality core real estate portfolio (“Core Portfolio”), which owns and operates meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors, and a series of discretionary, institutional funds (“Funds”) that target opportunistic and value-add investments.

HIGHLIGHTS

•	Earnings: Generated funds from operations (“FFO”) per share of $0.41 for the first quarter; generated earnings per share (“EPS”) of $0.40 for the first quarter

•
Core Portfolio Operating Results: Excluding redevelopments, generated same-property net operating income (“NOI”) growth of 3.6% for the first quarter, compared to 2015; achieved a leased rate of 96.6% as of quarter end

•
Core Portfolio Acquisitions: During 2016, acquired, or entered into contracts to acquire, $271.6 million of urban/street-retail property value, already exceeding the low end of full-year 2016 core acquisition guidance; this includes $115.3 million completed during first quarter 2016

•	Fund Dispositions: During 2016, completed $153.8 million of Fund III dispositions, generating a blended 42.3% IRR and 3.43x multiple; this includes $107.3 million completed during first quarter 2016

•
Fund III Promote: During 2016, generated approximately $6.8 million (approximately $0.09 per share) of net promote income for the Company from Fund III asset sales, including $4.7 million (approximately $0.06 per share) recognized during first quarter 2016

•	Fund Acquisitions: During first quarter 2016, Fund IV completed $27.8 million of street-retail investments

•
Balance Sheet: Maintained conservative leverage levels by matchfunding acquisitions, raising $189.5 million of net proceeds during 2016 through operating partnership unit (“OP unit”) issuance, a public offering on a forward basis and the Company’s at-the-market (“ATM”) facility

“I am pleased to report that 2016 is off to a strong start,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “In contrast to the current global volatility, during first quarter 2016, our core portfolio, once again, delivered steady growth. Furthermore, we continue to selectively add high-quality street and urban retail properties to our core portfolio in a handful of gateway cities, responding to consumers’ and retailers’ desire for live-work-play retail experiences. At the same time, we continue to execute on our fund platform’s opportunistic and value-add mandate, profitably harvesting the embedded value in our stabilized assets and planting the seeds for future profit taking. And, by maintaining a healthy balance sheet, with plenty of dry powder, we are well positioned to act on interesting investment opportunities for the benefit of all of our stakeholders.”

FINANCIAL RESULTS

FFO for the quarter ended March 31, 2016 was $31.1 million, or $0.41 per share, which included $0.06 of net Promote income. This compares to FFO for the quarter ended March 31, 2015 of $23.1 million, or $0.32 per share, which was net of $1.1 million, or $0.01 per share, of acquisition costs.

Net income for the quarter ended March 31, 2016 was $28.9 million, or $0.40 per share. This included $15.1 million, or $0.21 per share, of income from the gain on Fund III’s disposition of Cortlandt Town Center. Net income for the quarter ended March 31, 2015 was $16.5 million, or $0.24 per share, which included $5.4 million of gain, or $0.08 per share, also from the disposition of a Fund III asset.

Please refer to the tables and notes accompanying this press release for further details on operating results and additional disclosures related to FFO and net income.

CORE PORTFOLIO

•	Differentiated Core Portfolio Continues To Deliver Solid Operating Results

•	Acquired, Or Entered Into Contracts To Acquire, $271.6 Million Of Urban/Street-Retail Properties

Core Operating Results

Excluding redevelopment activities, same-property NOI in the Core Portfolio increased 3.6% for the quarter ended March 31, 2016, compared to 2015.

The Core Portfolio was 96.3% occupied and 96.6% leased as of March 31, 2016, compared to 96.5% occupied and 96.9% leased as of December 31, 2015. The leased rate includes space that is leased but not yet occupied.

During the quarter, the Company generated a 9.5% increase in average rents on a GAAP basis, and a 4.2% increase on a cash basis, on 12 new and renewal leases aggregating 43,000 square feet.

Core Acquisitions

During and subsequent to first quarter 2016, the Company acquired, or entered into contracts to acquire, $271.6 million of Core Portfolio properties, as further described below. This compares to the Company’s full-year 2016 Core Portfolio acquisition guidance range of $200 to $400 million.

During first quarter 2016, the Company completed $115.3 million of Core Portfolio acquisitions, as follows:

Carlyle House, 985-991 Madison Ave, Upper East Side, New York, NY. In March 2016, the Company entered into a 49-year master lease for the 6,920-square-foot, two-level retail space located at the base of the Carlyle House on Madison Ave, between 76th and 77th Streets, on the Upper East Side of Manhattan. Madison Ave is one of Manhattan’s premier luxury retail corridors, catering to affluent locals as well as domestic and international visitors. The property is located a few blocks north of Ralph Lauren’s menswear flagship at the Rhinelander Mansion (at 72nd St), Apple’s new Upper East Side flagship (at 74th St), and the recently-opened Met Breuer (at 75th St). The property’s current retail tenants include Vera Wang, Perrin Paris, and Yves Delorme; however, the Company will have the opportunity to immediately recapture any of the five retail leases when its master lease commences on May 1, 2016. This lease position has been capitalized for the Company’s financial statements at a total value of $76.5 million which consists of a $7.0 million upfront payment in addition to the future annual master lease rent obligations.

Gotham Plaza, 149-169 E 125th St, Harlem, New York, NY. As previously reported, in January 2016, the Company acquired a 49% interest in Gotham Plaza from Blumenfeld Development Group, Ltd. for $38.8 million in an off-market transaction. Gotham Plaza is a 122,900-square foot urban property located between Lexington Ave and 3rd Ave in Harlem’s 125th St retail corridor. This already-strong shopping, arts, and entertainment destination is experiencing a retail transformation, driven by a surge of new development, a growing residential base, and increasing incomes. This three-level, mixed-use property is currently 98% occupied and contains street-level retail shops - including Bank of America, The Children’s Place, and Payless ShoeSource - in addition to two stories of office space and underground parking. Acadia funded its investment using a combination of OP units and the assumption of its $10.5 million prorated share of non-recourse debt secured by the property.

The Company currently has $156.3 million of street-retail acquisitions under contract, including the following:

Street-Retail Portfolio. As previously disclosed, subsequent to quarter end, the Company entered into a contract to acquire a portfolio of five street-retail properties, located in one of its current major urban markets, for $150.0 million. In connection with this acquisition, the Company expects to assume $59.7 million of in-place mortgage debt with various lenders. This acquisition is consistent with the Company’s Core Portfolio investment strategy, which targets high-quality street, urban and dense suburban retail properties located in select gateway cities in the United States. The Company expects to complete this acquisition in phases prior to December 31, 2016.

No assurance can be given that the Company will successfully close on acquisitions under contract, which are subject to customary closing conditions and, in certain instances, lender approval of the assumption of existing mortgage debt.

FUND PLATFORM

•	Continued The Profitable Monetization Of Fund III, With $153.8 Million Of Assets Sold During 2016; These Profitable Asset Sales Generated Approximately $6.8 Million Of Net Promote Income

Fund Dispositions

During and subsequent to first quarter 2016, the Company completed $153.8 million of dispositions within Fund III, as follows:

Heritage Shops at Millennium Park, the Loop, Chicago, IL. In April 2016, Acadia completed the sale of Heritage Shops at Millennium Park in Chicago, IL for $46.5 million, compared to an all-in cost basis of $33.0 million. During its 5.1-year hold period, Fund III generated a 33.7% IRR and 2.99x multiple on its equity investment in this high-yielding property, with approximately 45% of the profit resulting from property operations.

Cortlandt Town Center, Mohegan Lake, NY. As previously reported, in January 2016, Fund III completed the recapitalization of Cortlandt Town Center, a 641,000-square foot power center located in Westchester County, NY, with an institutional partner at a $165.0 million valuation, compared to an all-in cost basis of $94.7 million. Fund III sold a 65% interest in the property for $107.3 million. In January 2009, Fund III acquired the property for $78.0 million. At the time, the property was 84% occupied, due to the bankruptcies of junior-anchors Linens ‘n Things and Levitz Furniture. During its 7.0-year hold period, Fund III successfully increased the property’s occupancy to 97%. Fund III is also developing a 150,000-170,000 square foot shopping center directly across the street. Fund III’s sale of the 65% interest in Cortlandt Town Center generated a 44.6% IRR and 3.61x multiple on a 65% share of its total equity investment in that property.

Through quarter end, Fund III has returned 127% of invested capital, net of promote.

Fund III Promote

Year to date, the Company has generated approximately $6.8 million (approximately $0.09 per share) of net promote income from Fund III; this includes approximately $4.7 million ($0.06 per share) recognized during first quarter 2016, resulting from the recapitalization of Cortlandt Town Center, and approximately $2.1 million ($0.03 per share) during second quarter 2016, resulting from the sale of Heritage Shops at Millennium Park. This compares to the Company’s full-year 2016 promote income guidance of $9.0 to $11.0 million ($0.12 to $0.14 per share).

Fund Acquisitions

During first quarter 2016, the Company, on behalf of Fund IV, completed $27.8 million of opportunistic and value-add acquisitions, as discussed below:

900 W Randolph St, West Loop, Chicago, IL. As previously reported, in February 2016, Fund IV made a $14.0 million preferred equity investment in a portfolio of ten buildings located on the 900 block of W Randolph St in Chicago’s thriving Fulton Market district. The portfolio was acquired by Tucker Development, who plans to rehabilitate the historic properties to create an approximately 90,000-square foot commercial destination with shopping, dining, and office uses. This redevelopment will contribute to the continued reimagining of this emerging innovation district, which is already known for its award-winning restaurants, art galleries, residential lofts, and creative office space.

Restaurants at Fort Point, Seaport District, Boston, MA. As previously reported, in January 2016, Fund IV acquired a retail condominium containing 15,700 square feet of restaurant, café, and bar spaces, located in Boston’s vibrant, live-work-play Seaport district, for $11.5 million. The Seaport retail market is experiencing robust rent growth, and, as the existing below-market leases at the property expire, Fund IV will have an opportunity to unlock significant embedded value.

Fillmore-Union Collection, San Francisco, CA. During first quarter 2016, Fund IV, in partnership with Prado Group, completed the previously-announced acquisition of 1964-1966 Union St for $2.3 million. This is the fourth street-retail property owned by the joint venture along Fillmore St and Union St in San Francisco.

BALANCE SHEET

•	Maintained Conservative Leverage Levels By Matchfunding Acquisitions, Raising $189.5 Million Of Net Proceeds During 2016

The Company fueled its current year-to-date acquisitions and pipeline - and maintained its conservative leverage levels - by sourcing $65.0 million of net proceeds during 2016 through (i) OP units issued in connection with the acquisition of Gotham Plaza ($28.3 million) and (ii) its ATM facility ($36.7 million).

Additionally, in April 2016, the Company completed a public offering of 3,600,000 of its common shares on a forward basis, which is expected to result in approximately $124.5 million of net proceeds to the Company. The Company expects to physically settle the forward sale agreement in full, which settlement is expected to occur on one or more dates no later than approximately 12 months after the date of the related offering.

The aggregate new capital was raised at an average gross price of $34.48 per unit/share ($33.99 per unit/share net of related costs).

By effectively matchfunding this core activity, the Company has further strengthened its already-solid, low-leveraged balance sheet. As of March 31, 2016, the Company’s debt to EBITDA ratio for the Core Portfolio was 4.1x. Including its pro-rata share of Fund debt, the Company’s debt to EBITDA ratio was 5.4x over the same period.

GUDIANCE

The Company reaffirms its previously-announced 2016 guidance for FFO per share of a range of $1.52 to $1.60 and EPS of a range of $0.99 to $1.07. These forecasts are before any acquisition-related costs.

CONFERENCE CALL

Management will conduct a conference call on Wednesday, April 27, 2016 at 12:00 PM ET to review the Company’s earnings and operating results. Dial-in and webcast information is listed below.

Live Conference Call:
Date:    Wednesday, April 27, 2016
Time:    12:00 PM ET
Dial#:    877-791-3298
Passcode:    “Acadia Realty” or “81679955”
Webcast (Listen-only):    www.acadiarealty.com under Investors, Presentations & Events

Phone Replay:
Dial#:    855-859-2056
Passcode:    “81679955#”
Available Through:    Wednesday, May 4, 2016

Webcast Replay:    www.acadiarealty.com under Investors, Presentations & Events

About Acadia Realty Trust

Acadia Realty Trust is an equity real estate investment trust focused on delivering long-term, profitable growth via its dual - core and fund - operating platforms and its disciplined, location-driven investment strategy. Acadia Realty Trust is accomplishing this goal by building a best-in-class core real estate portfolio with meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors; making profitable opportunistic and value-add investments through its series of discretionary, institutional funds; and maintaining a strong balance sheet. For further information, please visit www.acadiarealty.com.

Safe Harbor Statement

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential investment opportunities. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 19, 2016 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) political and economic uncertainty; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of the Company’s properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia’s expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Operations1
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended March 31,
Revenues	2016	2015

Rental income	$ 38,590	$ 38,187
Interest income	4,638	3,408
Expense reimbursements	7,959	10,066
Other property income	1,295	669
Other income	201	151
Total revenues	52,683	52,481
Operating expenses
Property operating	5,537	7,731
Other operating	291	2,120
Real estate taxes	6,165	6,292
General and administrative	9,352	7,532
Depreciation and amortization	16,849	13,658
Total operating expenses	38,194	37,333

Operating income	14,489	15,148

Equity in earnings of unconsolidated affiliates	1,954	6,593
Loss on debt extinguishment	—	(109)
Gain on disposition of properties	65,393	27,143
Interest expense and other finance costs	(8,038)	(8,821)
Income from continuing operations before income taxes	73,798	39,954
Income tax benefit (provision)	77	(1,417)
Net income	73,875	38,537

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Operations, Continued1
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended March 31,
	2016	2015

Net income attributable to noncontrolling interests	(44,950)	(21,990)
Net income attributable to Common Shareholders	$ 28,925	$ 16,547

Less: Net Income attributable to participating securities	(365)	(240)
Net Income attributable to Common Shareholders - basic	$ 28,560	$ 16,307
Weighted average shares for diluted earnings per share	71,200	68,360
Net Earnings per share - basic and diluted [2]	$ 0.40	$ 0.24

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations1,3
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended March 31,
	2016	2015

Net income attributable to Common Shareholders	$ 28,925	$ 16,547

Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share):	15,328	10,936
Gain on disposition (net of noncontrolling interests’ share):	(15,140)	(5,402)
Income attributable to noncontrolling interests’ in
Operating Partnership	1,855	967
Distributions - Preferred OP Units	139	6
Funds from operations attributable to Common Shareholders and
Common OP Unit holders	$ 31,107	$ 23,054
Funds from operations per share - Diluted
Weighted average Common Shares and OP Units[4]	75,845	72,586
Funds from operations, per Common Share and Common OP Unit	$ 0.41	$ 0.32

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Operating Income to Net Property Operating Income (“NOI”)1
(dollars in thousands)

	For the Quarters ended March 31,
	2016	2015

Operating income	$ 14,489	$ 15,148

Add back:
General and administrative	9,352	7,532
Depreciation and amortization	16,849	13,658
Impairment of asset	—	—
Less:
Interest income	(4,638)	(3,408)
Above/below market rent, straight-line rent and other adjustments	(3,513)	(568)

Consolidated NOI	32,539	32,362

Noncontrolling interest in NOI	(7,052)	(9,371)
Pro-rata share of NOI	25,487	22,991
Operating Partnerships’ interest in Opportunity Funds	(1,289)	(1,582)
Operating Partnerships’ share of unconsolidated joint ventures[1]	3,269	2,513
NOI - Core Portfolio	$ 27,467	$ 23,922

Note:
[1]Does not include share of unconsolidated joint ventures within Opportunity Funds

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Balance Sheets1
(dollars in thousands)

	As of
	March 31, 2016	December 31, 2015
ASSETS
Operating real estate
Land	$ 497,830	$ 514,120
Buildings and improvements	1,586,398	1,593,350
Construction in progress	22,227	19,239
	2,106,455	2,126,709
Less: accumulated depreciation	286,880	298,703
Net operating real estate	1,819,575	1,828,006
Real estate under development	639,759	609,574
Notes receivable and preferred equity investments, net	154,679	147,188
Investments in and advances to unconsolidated affiliates	210,309	173,277
Cash and cash equivalents	84,860	72,776
Cash in escrow	23,185	26,444
Restricted cash	10,840	10,840
Rents receivable, net	41,844	40,425
Deferred charges, net	21,776	22,568
Acquired lease intangibles, net	64,396	52,593
Prepaid expenses and other assets	50,791	48,628
Assets of properties held for sale	26,313	—
Total assets	$ 3,148,327	$ 3,032,319

LIABILITIES
Mortgage and other notes payable, net	$ 955,003	$ 1,050,051
Unsecured notes payable, net	341,555	308,555
Distributions in excess of income from, and investments in, unconsolidated affiliates	23,613	13,244
Accounts payable and accrued expenses	37,962	38,754
Dividends and distributions payable	19,343	37,552
Acquired lease intangibles, net	36,373	31,809
Other liabilities	106,002	31,000
Total liabilities	1,519,851	1,510,965

EQUITY
Shareholders’ Equity
Common shares, $.001 par value, authorized 100,000,000 shares; issued and outstanding 71,566,457 and 70,258,415 shares, respectively	72	70
Additional paid-in capital	1,140,914	1,092,239
Accumulated other comprehensive loss	(11,467)	(4,463)
Retained earnings	23,695	12,642
Total shareholders’ equity	1,153,214	1,100,488
Noncontrolling interests	475,262	420,866
Total equity	1,628,476	1,521,354
Total liabilities and equity	$ 3,148,327	$ 3,032,319

ACADIA REALTY TRUST AND SUBSIDIARIES

(dollars and Common Shares in thousands, except per share data)

Notes to Financial Highlights:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on the same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to their widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property, depreciation and amortization, and impairment of depreciable real estate. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, impairment of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assume full conversion of a weighted average 4,523 and 3,906 OP Units into Common Shares for the quarters ended March 31, 2016 and 2015, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 428 and 25 Common Shares for the quarters ended March 31, 2016 and 2015, respectively. In addition, diluted FFO also includes the effect of 138 and 360 employee share options, restricted share units and LTIP units for the quarters ended March 31, 2016 and 2015, respectively.